                                                                   EXHIBIT 2.1


                      CONTRIBUTION AND EXCHANGE AGREEMENT

         This CONTRIBUTION AND EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of June 20, 1997, by and among Robert C. Tanklage ("Tanklage"), TSG2 L.P., a Delaware limited partnership ("TSG2"), TSG2 Management, L.L.C., a Delaware limited liability company ("TSG2 Management"), Keith Lively ("Lively"; and together with TSG2 and TSG2 Management, the "LV Foods Owners") and Authentic Specialty Foods, Inc., a Texas corporation ("ASF").

                              W I T N E S S E T H:

         WHEREAS, Tanklage is the beneficial and record owner of 100 shares (the "Tanklage Shares") of common stock (the "La Victoria Common Stock"), of La Victoria Foods, Inc., a California corporation (the "Company");

         WHEREAS, the LV Foods Owners own 100% of the equity interest of LV Foods, LLC, a Delaware limited liability company ("LV Foods"), and LV Foods is the beneficial and record owner of 100 shares of La Victoria Common Stock;

         WHEREAS, the irrevocable trust created by Henry Tanklage and Erika Tanklage under the Trust Agreement dated April 29, 1983, as amended (the "Trust") is the record owner of 12 shares of La Victoria Common Stock (the "Trust Shares");

         WHEREAS, each of Tanklage and LV Foods is the beneficiary of an undivided one-half interest in an irrevocable trust created by Henry Tanklage and Erika Tanklage under the Trust Agreement dated April 29, 1983, as amended (the "Trust");

         WHEREAS, ASF is currently contemplating an initial public offer and sale of of its common stock, par value $1.00 per share (the "ASF Common Stock") pursuant to a firm commitment underwriting, which offer and sale of shares (the "Initial Public Offering") will be registered pursuant to a registration statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "SEC");

         WHEREAS, ASF intends to use a portion of the proceeds from the Initial Public Offering to redeem all shares of ASF Common Stock owned by The Shansby Group and TSG International (the "Shansby Redemption") for a per share purchase price equal to the price to public in the Initial Public Offering less the underwriters' discounts and commissions (the "Net Offering Price");

         WHEREAS, on the terms and subject to the conditions set forth herein, Tanklage desires to transfer, and ASF desires to acquire, (i) all of the shares of La Victoria Common Stock owned by Tanklage and (ii) all of Tanklage's beneficial interest in the Trust (including without limitation all of his beneficial interest in and to the Trust Shares, the right to receive distributions of dividends and all other income received by the Trust and due or to become due to Tanklage thereunder, and the right of Tanklage to receive distributions of Trust property upon termination of the Trust) (collectively, the "Trust Interests");

         WHEREAS, on the terms and subject to the conditions set forth herein, the LV Foods Owners desire to transfer, and ASF desires to acquire all of the equity interest in LV Foods;

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated hereby;

         NOW THEREFORE, for and in consideration of the mutual benefits derived and to be derived from this Agreement by each party hereto, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                         THE CONTRIBUTION AND EXCHANGE

         1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

                 (a) "Public Offering Price" shall mean the price to the public in the Initial Public Offering, without giving effect to any underwriter's discounts and commissions or offering expenses.

                 (b) "Primary Shares" shall mean the number of shares of ASF Common Stock equal to the result of (A) $7 million divided by (B) the Public Offering Price.

                 (c) "Contingent Shares" shall mean if the aggregate amount of, without duplication (A) cash received, dividends received, debt assumed and shares of ASF Common Stock (valued at the Public Offering Price) received or retained by Tanklage, the LV Foods Owners and the current shareholders of ASF, in each case pursuant to this Agreement or in connection with the Initial Public Offering (the "Aggregate Consideration"), exceeds $63 million, then an additional number of shares of ASF Common Stock (valued at the Public Offering Price) necessary so that the portion of the Aggregate Consideration received by Tanklage is at least one-third of the Aggregate Consideration received by Tanklage, the LV Foods Owners and the current shareholders of ASF.

         1.2 Transfer of Shares and Trust Interests by Tanklage. (a) At the Closing (as defined below), Tanklage will transfer, convey and deliver to ASF all of the Tanklage Shares as evidenced by the delivery of a certificate or certificates evidencing such Tanklage Shares in good delivery form and duly endorsed for transfer or accompanied by duly executed stock powers, as well as the Trust Interests, as evidenced by an assignment in form reasonably satisfactory to Buyer and its counsel




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("Trust Assignment"), in exchange for (i) $12 million in cash payable at the
Closing by a completed wire Tanklage of immediately available funds for the account of Tanklage to the bank account designated by Tanklage prior to Closing, (ii) one or more certificates registered in the name of Tanklage representing the Primary Shares and (iii) one or more certificates registered in the name of the Tanklage representing any Contingent Shares.

         1.3 Transfer of Interest in LV Foods by the LV Foods Owners. At the Closing, the LV Foods Owners will transfer, convey and deliver to ASF 100% of the equity interest in LV Foods of the Tanklage Shares as evidenced by the delivery of a certificate or certificates evidencing such equity interest in good form and duly endorsed for transfer or accompanied by duly executed assignment in form reasonably acceptable to ASF in exchange for one or more certificates registered in the name of LV Foods Owners (in proportion to their ownership of LV Foods) for a number shares of ASF Common Stock equal to $14 million divided by the Initial Public Offering Price.

         1.4 Status of Shares of ASF Common Stock. (a) Tanklage and the LV Foods Owners acknowledge that the issuance to such persons of the shares of ASF Common Stock pursuant to the terms of this Agreement have not been registered or qualified under the Securities Act of 1933, as amended (the "Securities Act") or any state securities or "blue sky" laws. Tanklage and the LV Foods Owners further acknowledge that such shares may not be sold, transferred or otherwise disposed of without an effective registration statement under the Securities Act and compliance with applicable state securities and "blue sky" laws, or an applicable exemption therefrom, and that the certificates for such shares shall bear a restrictive legend to such effect. ASF will enter into a registration rights agreement with each of Tanklage and the LV Foods Owners at or prior to the Closing with respect to such shares. Tanklage and each LV Foods Owner, severally and not jointly, represent to ASF that such person is taking such shares for investment and not with a view to distribution, within the meaning of the Securities Act.

         (b) Tanklage and the LV Foods Owners agree to execute on an expedited basis any lock-up agreements reasonably requested by the managing underwriter for the Initial Public Offering; provided, however, that the lock-up period shall not exceed 180 days after the date of the final prospectus in connection with the Initial Public Offering. Without limiting the generality of the foregoing, each of Tanklage and each LV Foods Owner agrees, for the benefit of ASF and the underwriters for the Initial Public Offering, that no such person or any affiliate or family member thereof will directly or indirectly sell, transfer or otherwise dispose of any shares of ASF Common Stock prior to expiration of 180 days after the date of the final prospectus in connection with the Initial Public Offering.

         1.5 Pre-Closing Dividend. Immediately prior to the consummation of the transactions contemplated by this Article 1, Tanklage and LV Foods will cause the Company to declare and pay a $4 million cash dividend to its shareholders.

         1.6 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall take place at the offices of Vinson & Elkins L.L.P., Houston, Texas at 10:00 a.m. (local time)





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on the date on which the Initial Public Offering is scheduled to occur, or at such other place, time and date upon which the parties hereto may agree (the "Closing Date").

         1.7 Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement as promptly as possible. If, at any time after the Closing Date, any such further action is necessary or desirable to carry out the purposes of this Agreement the parties shall take all such lawful and necessary action.

                                   ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF TANKLAGE

         Tanklage represents and warrants to ASF and the LV Foods Owners that:

         2.1 Authorization of Agreement; No Violation; No Consents. This Agreement has been duly executed and delivered by Tanklage, and Tanklage has the legal capacity to enter into this Agreement and to perform the transactions contemplated hereby. Except as disclosed on Schedule 2.1, neither the execution and delivery of this Agreement by Tanklage nor the consummation by Tanklage of the transactions contemplated hereby (a) will conflict with or result in a breach, default or violation of any judgment, decree or order or any governmental permit, certificate, license, law, statute, rule or regulation or any judgment, decree or order to which Tanklage is a party or is subject, or to which the Company or any of its assets is subject, except for (i) any conflict, breach, default or violation that would not have, individually or in the aggregate, a Company Material Adverse Effect or (ii) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or (b) will result in the creation of any lien, charge or other encumbrance on the Tanklage Shares; provided, however, that no representation or warranty is made with respect to the effect of any contractual obligations set forth in the Stock Purchase Agreement by and between LV Foods and Carolyn
M. Johnson, individually and as trustee of the Ernest and Carolyn Johnson Living Trust u/t/d October 29, 1994 dated as of March 25, 1997, as amended, or any assignment documents delivered pursuant thereto (collectively, the "Carolyn Johnson Documents"). For purposes of this Agreement, an occurrence or condition shall have a "Company Material Adverse Effect" if it has a material adverse effect on the financial condition, results of operations or assets of the Company or materially hinders or impedes the consummation of the transactions contemplated by this Agreement. Tanklage is not married, and no person other than Tanklage has any right or interest, whether community, marital or otherwise, in the Tanklage Shares or Trust Interests transferred by Tanklage to ASF, or in Tanklage's rights under this Agreement.

         2.2 Capitalization and Title to Tanklage Shares and Trust Interests. (a) The authorized capital stock of the Company consists solely of
(i) 212 shares of La Victoria Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable, (ii) 60,000 Preferred Class "A" shares, none of which are issued or outstanding, and (iii) 30,000 Preferred Class "B" shares, none of which are issued or outstanding, of which shares are validly issued and outstanding, fully paid and nonassessable. Tanklage has beneficial and record ownership of the 100 Tanklage Shares, free and clear of any pledge, lien, charge, encumbrance or other adverse claim. There are no





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outstanding subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or commitments obligating the Company to issue or purchase shares of its capital stock or any security convertible into capital stock or obligating Tanklage or the Company to purchase, sell or transfer any capital stock of the Company.

         (b) Tanklage owns a one-half undivided interest in the Trust Interests, free and clear of any pledge, lien, charge, encumbrance or other adverse claim, with the possible exception of a contingent interest of Tanklage's children living at the time of Tanklage's death. A true and correct copy of the trust agreement and all other organizational documents for the Trust have been delivered to ASF. The trustees of the Trust are Robert C. Tanklage, Carolyn M. Johnson, Donald Tanklage and Russell Frank.

         2.3 Enforceability. This Agreement constitutes the legal, valid and binding obligation of Tanklage enforceable against Tanklage in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity (regardless of whether applied at law or in equity).

         2.4 Brokers. No broker or finder has acted for or on behalf of Tanklage or any affiliate of Tanklage (including without limitation the Company but not including Carolyn Johnson) in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Tanklage or any affiliate of Tanklage (including without limitation the Company but not including Carolyn Johnson) in connection with this Agreement for which ASF has or will have any liabilities or obligations (contingent or otherwise).

         2.5 Absence of Material Adverse Change. To Tanklage's knowledge, except as expressly permitted by this Agreement and except as disclosed in the Registration Statement (both at the time such Registration Statement includes the preliminary prospectus to be distributed to potential investors and at the time the Registration Statement becomes effective under the Securities Act), since January 1, 1997, there have been no (a) material adverse changes in the results of operations, business, prospects or financial condition of the Company from that set forth in the Company's financial statements most recently made available to ASF (which are attached as Schedule 2.5) or (b) events or conditions affecting the assets, properties, contracts with suppliers or customers, business, prospects or operations of the Company from that in effect on the date of the most recent balance sheet contained in such financial statements, other than, with respect to both clauses (a) and (b) hereof, changes or events or conditions in the ordinary course of business that do not constitute a Company Material Adverse Effect.

         2.6 No Material Omissions. To Tanklage's knowledge, neither this Agreement nor any of the documents delivered by or on behalf of Tanklage in connection therewith contains any untrue statement of a material fact, nor does this Agreement or any such document omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances





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under which they were made.  To Tanklage's knowledge, except as disclosed with respect to the Company in the Registration Statement (both at the time such Registration Statement includes the preliminary prospectus to be distributed to potential investors and at the time the Registration Statement becomes effective under the Securities Act) there is no fact that would materially adversely affect the operations, business, assets or prospects of the Company that has not been disclosed to ASF in writing by Tanklage; provided, however, that Tanklage makes no representation herein with respect to ASF; provided further that so long as a particular matter is disclosed in the Registration Statement, it shall not constitute a breach of this representation if the accounting or tax treatment of such matter is not disclosed in the Registration Statement or is recharacterized by ASF in the Registration Statement.

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF ASF

         ASF represents and warrants to Tanklage that:

         3.1 Organization and Good Standing. ASF is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with full corporate power, right and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently being conducted. ASF is duly licensed or qualified under the laws of, and is in good standing in, each jurisdiction where, because of the nature of its activities or properties, such licensing or qualification is required, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have an ASF Material Adverse Effect. For purposes of this Agreement, an occurrence or condition shall have a "ASF Material Adverse Effect" if it has a material adverse effect on the financial condition, results of operations or assets of ASF or materially hinders or impedes the consummation of the transactions contemplated by this Agreement.

         3.2 Authorization of Agreement; No Violation; No Consents. This Agreement has been duly executed and delivered by ASF. ASF has the full corporate power and authority to enter into this Agreement, to make the representations, warranties, covenants and agreements made herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of ASF. Neither the execution and delivery of this Agreement by ASF nor the consummation by ASF of the transactions contemplated hereby (a) will conflict with or result in a breach, default or violation of (i) the terms, provisions or conditions of the Articles of Incorporation or Bylaws of ASF or (ii) any judgment, decree or order or any governmental permit, certificate, license, law, statute, rule or regulation or any judgment, decree or order to which ASF is a party or is subject, or to which the business, assets or operations of ASF are subject, except for (A) any conflict, breach, default or violation that would not have, individually or in the aggregate, an ASF Material Adverse Effect or (B) any filings required under the HSR Act or (b) will result in the creation of any lien, charge or other encumbrance on any property or assets of ASF.





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
         3.3 Capitalization of ASF. The authorized capital stock of ASF consists solely of (a) 20,000,000 shares of ASF Common Stock, of which 1,700,000 shares are validly issued and outstanding, fully paid and nonassessable and (b) 5,000,000 shares of Preferred Stock, par value $.01 per
share, none of which are issued or outstanding.   The outstanding shares of
Common Stock are owned beneficially and of record by the persons set forth on
Schedule 3.3. Except pursuant to this Agreement and in connection with the Initial Public Offering and except as set forth on Schedule 3.3, there are no outstanding subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or commitments obligating ASF to issue or purchase shares of its capital stock or any security convertible into capital stock or obligating ASF to purchase, sell or transfer any capital stock of ASF.

         3.4 Enforceability. This Agreement constitutes the legal, valid and binding obligation of ASF enforceable against ASF in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity (regardless of whether applied at law or in equity).

         3.5 Brokers. No broker or finder has acted for or on behalf of ASF or any affiliate of ASF in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of ASF or any affiliate of ASF for which Tanklage has or will have any liabilities or obligations (contingent or otherwise). For purposes of this Agreement, the parties acknowledge that the Company is not an affiliate of ASF or LV Foods.

         3.6 No Material Omissions. To ASF's knowledge, neither this Agreement nor any of the documents delivered by or on behalf of ASF in connection therewith contains any untrue statement of a material fact, nor does this Agreement or any such document omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. To ASF's knowledge, except as disclosed with respect to ASF in the draft of ASF's registration statement on Form S-1 under the Securities Act of 1933, as amended, which draft is attached as Appendix I, there is no fact that would materially adversely affect the operations, business, assets or prospects of ASF that has not been disclosed to Tanklage in writing by ASF; provided, however, that ASF makes no representation herein with respect to the Company.

                                   ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF THE LV FOODS OWNERS

         The LV Foods Owners jointly and severally represent and warrant to Tanklage that:

         4.1 Organization and Good Standing. Each of TSG2 and TSG2 Management is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full partnership power, right and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently being





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conducted.  Each of TSG2 and TSG2 Management is duly licensed or qualified under the laws of, and is in good standing in, each jurisdiction where, because of the nature of its activities or properties, such licensing or qualification is required, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have an ASF Material Adverse Effect.

         4.2 Authorization of Agreement; No Violation; No Consents. This Agreement has been duly executed and delivered by TSG2 and TSG2 Management. Each of TSG2 and TSG2 Management has the full partnership power and authority to enter into this Agreement, to make the representations, warranties, covenants and agreements made herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite partnership action on the part of each of TSG2 and TSG2 Management. Neither the execution and delivery of this Agreement by any LV Foods Owner nor the consummation by the LV Foods Owners of the transactions contemplated hereby (a) will conflict with or result in a breach, default or violation of any judgment, decree or order or any governmental permit, certificate, license, law, statute, rule or regulation or any judgment, decree or order to which any LV Foods Owner is a party or is subject, or to which any LV Foods Owner or any of its or his assets is subject, except for (i) any conflict, breach, default or violation that would not have, individually or in the aggregate, an ASF Material Adverse Effect or (ii) any filings required under the HSR Act or (b) will result in the creation of any lien, charge or other encumbrance on the shares of La Victoria Common Stock owned by LV Foods.

         4.3 Capitalization and Title to Equity Interest in LV Foods and the Company. (a) TSG2, TSG2 Management and Lively have beneficial ownership of 98.3%, 0.7% and 1%, respectively, of the ownership interest of LV Foods, free and clear of any pledge, lien, charge, encumbrance or other adverse claim. There are no outstanding subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or commitments obligating LV Foods to issue or purchase shares of its capital stock or any security convertible into capital stock or obligating any LV Foods Owner or LV Foods to purchase, sell or transfer any capital stock of LV Foods.

         (b) Except as provided in the Carolyn Johnson Documents, LV Foods has beneficial and record ownership of 100 shares of La Victoria Common Stock, free and clear of any pledge, lien, charge, encumbrance or other adverse claim.

         (c) Except as provided in the Carolyn Johnson Documents, LV Foods owns a one-half undivided interest in the Trust Interests, free and clear of any pledge, lien, charge, encumbrance or other adverse claim, with the possible exception of a contingent interest of Carolyn Johnson's children living at the time of Carolyn Johnson's death.

         4.4 Enforceability. This Agreement constitutes the legal, valid and binding obligation of the LV Foods Owners, enforceable against the LV Foods Owners in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting





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creditors' rights generally and general principles of equity (regardless of whether applied at law or in equity).

         4.5 Brokers. No broker or finder has acted for or on behalf of any LV Foods Owner or any affiliate of any LV Foods Owner (which term shall not include the Company) in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of any LV Foods Owner or any affiliate of any LV Foods Owner (which term shall not include the Company) for which Tanklage has or will have any liabilities or obligations (contingent or otherwise).

         4.6 No Material Omissions. To the knowledge of the LV Foods Owners, except as disclosed in the Registration Statement (both at the time such Registration Statement includes the preliminary prospectus to be distributed to potential investors and at the time the Registration Statement becomes effective under the Securities Act) there is no fact with respect to the transactions contemplated by the Carolyn Johnson Documents required to be disclosed in the Registration Statement by the Securities Act that has not been disclosed to Tanklage in writing by the LV Foods Owners.

                                   ARTICLE 5
                             COVENANTS OF TANKLAGE

         Tanklage covenants and agrees, except as otherwise contemplated by this Agreement or as otherwise approved by ASF in writing, that from the date hereof through the Closing Date:

         5.1 General. Tanklage will use its reasonable efforts in good faith to take all actions and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement including satisfaction of the closing conditions.

         5.2 Operation of the Company Prior to Closing. Tanklage will not directly or indirectly take any action (or omit to take any action within his power) that is inconsistent with the limitations on the Company set forth in this paragraph. The business of the Company shall be conducted in the ordinary course, consistent with past practice. No change shall be made in the Articles of Incorporation or Bylaws of the Company. No change shall be made in the number of shares of authorized or issued capital stock of the Company; nor shall any option, warrant, call, right, commitment, conversion right, right of first refusal, or agreement of any character be granted or made by the Company relating to the authorized or issued capital stock thereof; nor shall the Company issue, grant or sell any securities or obligations convertible into shares of the capital stock of the Company; nor shall Tanklage in any manner whatsoever transfer any direct or indirect interest in the Company to any person or enter into any agreement, understanding or negotiations with respect thereto; nor shall the Company, except as expressly contemplated by this Agreement, make any declaration, setting aside or payment of any dividend or distribution of assets of any kind in respect of its capital stock nor repurchase or agree to repurchase any share of such capital stock. Neither Tanklage (nor any affiliate





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or family member of Tanklage) will enter into any agreement with the Company, provided that it is acknowledged that Tanklage and his two sons, Jon Tanklage and Brian Tanklage, will be entering into employment agreements with the Company in a manner consistent with the Letter Agreement (as hereinafter defined).

         5.3 HSR Act. Tanklage will (a) promptly file any required notification under the HSR Act relating to the transactions contemplated hereby with the United States Department of Justice (the "Justice Department") and the Federal Trade Commission (the "FTC"), (b) respond to inquiries from the Justice Department and the FTC in connection with such notification, (c) request early termination or waiver of any applicable waiting period under the HSR Act and
(d) provide to ASF copies of all filings and correspondence between Tanklage and the Justice Department and the FTC regarding the purchase and sale contemplated hereby.

         5.4     Dissolution of the Trust.   The parties acknowledge that
documents are currently being circulated for the purpose of terminating the Trust, and that such document has been executed by Tanklage, LV Foods and Carolyn Johnson. In order to eliminate any ambiguity as to the status of the termination of the Trust, Tanklage agrees to use all reasonable efforts to cause each trustee and each of his children (including adopted children) to execute a consent and joinder to the termination documents in an expeditious manner. Upon the effectiveness of such termination documents (at which time the Trust shall be deemed terminated), then (a) no party shall be deemed to be making any representation or warranty with respect to its ownership of any Trust Interest after the time of such termination, (b) each representation and covenant made by any party hereto with respect to ownership of shares of La Victoria Common Stock shall be deemed to apply to the Trust Shares attributable to the Trust Interests owned by such party immediately prior to the termination of the Trust and (c) at the Closing each party hereto shall assign and transfer, convey and deliver, for no additional consideration, to ASF any shares of La Victoria Common Stock received by such party pursuant to the distribution of assets from the Trust as a result of such termination.

                                   ARTICLE 6
                                COVENANTS OF ASF

         ASF covenants and agrees, except as otherwise contemplated by this Agreement or as otherwise approved by Tanklage in writing, that from the date hereof through the Closing Date:

         6.1 General. ASF will use its reasonable efforts in good faith to take all actions and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement including satisfaction of the closing conditions. Notwithstanding the foregoing, Tanklage acknowledges that the decision whether to proceed with the Initial Public Offering (as well as any of the terms and conditions thereof) shall be in the absolute and sole discretion of ASF, and shall not be affected by provisions of this Agreement.

         6.2 HSR Act. ASF will (a) promptly file any required notification under the HSR Act relating to the transactions contemplated hereby with the Justice Department and the FTC,





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(b) respond to inquiries from the Justice Department and the FTC in connection with such notification, (c) request early termination or waiver of any applicable waiting period under the HSR Act and (d) provide to Tanklage copies of all filings and correspondence between ASF and the Justice Department and the FTC regarding the purchase and sale contemplated hereby.

         6.3 No Change in Capital Structure. ASF will not declare or pay any dividends (or repurchase any shares of its capital stock) prior to the Closing Date. Except as contemplated by Schedule 3.3, ASF will not issue any additional shares of capital stock prior to the Closing Date except as expressly contemplated by this Agreement and except in connection with the Initial Public Offering.

                                   ARTICLE 7
                        COVENANTS OF THE LV FOODS OWNERS

         The LV Foods Owners jointly and severally covenant and agree, except as otherwise contemplated by this Agreement or as otherwise approved by Tanklage in writing, that from the date hereof through the Closing Date:

         7.1 General. The LV Foods Owners will use their reasonable efforts in good faith to take all actions and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement including satisfaction of the closing conditions.

         7.2 HSR Act. The LV Foods Owners will (a) promptly file any required notification under the HSR Act relating to the transactions contemplated hereby with the Justice Department and the FTC, (b) respond to inquiries from the Justice Department and the FTC in connection with such notification, (c) request early termination or waiver of any applicable waiting period under the HSR Act and (d) provide to Tanklage copies of all filings and correspondence between any LV Foods Owner and the Justice Department and the FTC regarding the purchase and sale contemplated hereby.

                                   ARTICLE 8
                     CONDITIONS TO OBLIGATIONS OF TANKLAGE

         The obligations of Tanklage to consummate the transactions contemplated by this Agreement are subject, at the option of Tanklage, to the following conditions:

         8.1 Representations. The representations and warranties of ASF and the LV Foods Owners herein contained shall be made again at Closing and shall be true and correct in all material respects on the Closing Date.

         8.2 Consummation of the Initial Public Offering. The Initial Public Offering shall have been consummated, and as a result of such consummation, ASF shall have received net proceeds (after taking into account underwriting discounts and commissions and other offering expenses) at least equal to the sum of $12 million plus the amount of funds necessary to consummate the Shansby Redemption.

         8.3 Performance. ASF and the LV Foods Owners shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing.

         8.4 HSR Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

         8.5 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

         8.6     Delivery.  ASF shall have delivered to Tanklage:

                 (a) a certificate of an executive officer of ASF confirming the matters set forth in Sections 8.1 and 8.2;

                 (b) the stock certificates and cash consideration contemplated by Section 1.2; and

                 (c) any other agreements, documents, certificates or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

         8.7 Shansby Redemption. The Shansby Redemption shall have been consummated.

         8.8 Registration Rights Agreement. At or prior to Closing, a registration rights agreement, substantially in the form agreed to by the parties, shall have been entered into by ASF and Tanklage with respect to the shares of ASF Common Stock to be received by Tanklage pursuant to this Agreement.

                                   ARTICLE 9
            CONDITIONS TO OBLIGATIONS OF ASF AND THE LV FOODS OWNERS

         The obligations of ASF and the LV Foods Owners to consummate the transactions contemplated by this Agreement are subject, at the option of ASF and the LV Foods Owners to the following conditions:

         9.1 Representations. The representations and warranties of Tanklage herein contained shall be made again at Closing and shall be true and correct in all material respects on the Closing Date.

         9.2 Consummation of the Initial Public Offering. The Initial Public Offering shall have been consummated, and as a result of such consummation, ASF shall have received net proceeds (after taking into account underwriting discounts and commissions and other offering expenses) at least equal to the sum of $12 million plus the amount of funds necessary to consummate the Shansby Redemption.

         9.3 Performance. Tanklage shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

         9.4 HSR Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

         9.5 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

         9.6     Deliveries by Tanklage.  Tanklage shall have delivered to ASF:

                 (a) a certificate of Tanklage confirming the matters set forth in Sections 9.1 and 9.2;

                 (b) the certificates, stock powers and assignments contemplated by Section 1.2; and

                 (c) any other agreements, documents, certificates or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

      9.7 Shansby Redemption. The Shansby Redemption shall have been consummated.

                                   ARTICLE 10
                                  TERMINATION

         10.1 Termination At or Prior to Closing. This Agreement may be terminated at any time on or prior to the Closing Date:

                 (a)      by mutual written consent of the parties;

                 (b) by any party if the Closing shall not have occurred on or before September 30, 1997; provided, however, that no party can so terminate this Agreement if such party is at such time in material breach of any provision of this Agreement; or

                 (c) by any party if any Governmental Entity shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein.

         10.2 Effect of Termination. In the event that Closing does not occur as a result of any party exercising its right to terminate pursuant to
Section 10.1, then this Agreement shall be null and void and no party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any party from any liability for any breach hereof.

                                   ARTICLE 11
                        OTHER AGREEMENTS OF THE PARTIES

         11.1 Survival of Representations and Covenants. The representations and covenants set forth in this Agreement shall survive the Closing Date for the following periods after the Closing Date:

                 (a) The representations and warranties set forth in Sections 2.2, 2.4 and 3.3, 3.5, 4.3 and 4.5 and all of the covenants set forth in this Agreement, shall survive without limitation as to time.

                 (b)      All other representations shall survive for one year.

         The date of expiration of any representation or warranty shall be referred to herein as the "Termination Date". Representations and warranties under this Agreement shall be of no further force or effect after the applicable Termination Date; provided, however, that there shall be no such termination of any representation or warranty with respect to a bona fide claim asserted with respect thereto prior to such date in accordance with the terms of Section 11.2.

         11.2 Indemnification. (a) Tanklage agrees to defend, indemnify and hold harmless ASF, the LV Foods Owners, the Company, and their affiliates, successors, assigns, officers, directors and controlling persons (collectively, the "ASF Indemnitees") from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, litigation costs and all attorneys' and experts' fees and expenses ("Losses") asserted against, resulting from, imposed upon or incurred by any of ASF Indemnitees by, or arising out of, or as a result of, any of the representations, warranties, covenants or agreements of Tanklage contained in this Agreement or any certificate or instrument delivered by Tanklage or the Company pursuant to the terms hereof being incorrect, untrue or breached. ASF and the LV Foods Owners agree jointly and severally to defend, indemnify and hold harmless Tanklage and his heirs and personal representatives (collectively, the "Tanklage Indemnitees") from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of Tanklage Indemnitees by, or arising out of, or as a result of, any of the representations, warranties, covenants or agreements of ASF or any LV Foods Owner contained in this Agreement or any certificate or instrument delivered by ASF or any LV Foods Owner pursuant to the terms hereof being incorrect, untrue or breached. Notwithstanding the foregoing provisions of this paragraph
(a), Tanklage, ASF and/or the LV Foods Owner shall have liability pursuant to this Section 11.2 arising out of representations and warranties being incorrect or untrue or covenants or agreements breached only with respect to Losses arising out of or as a result of a breach or untruth described in a Claim Notice given to Tanklage or ASF, respectively, in accordance with the provisions hereof on or prior to the applicable Termination Date, if any.

         (b) Assertion of Claims. All claims for indemnification by any of the Tanklage Indemnitees or any of ASF Indemnitees under this Section 11.2 shall be asserted and resolved as follows:

                 (i) Any person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of the Losses, specifying the nature of and specific basis for such Losses and the indemnity claim and the amount or the estimated amount thereof to the extent then feasible and enclosing a copy of all papers (if any) served with respect to the claim (the "Claim Notice"). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced, but only to the extent such notification within such time period is practicable. The Indemnifying Party shall have 30 days from the date the Claim Notice is given in accordance with the notice provisions hereof (the "Notice Period") to notify the Indemnified Party (x) whether it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and (y) whether it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; which election to defend may be made without prejudicing the Indemnifying Party as to its liability hereunder, other than with respect to the costs of defense. Notwithstanding the foregoing, any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and that is not prejudicial to the Indemnifying Party. (A) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim with respect to which the Indemnifying Party has admitted its liability may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. Any party settling or compromising a claim in violation of the preceding sentence shall be solely liable for the amount of the settlement or compromise. (B) If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of a Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend at the expense of the Indemnifying Party the claim with counsel of its choosing reasonably satisfactory to the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of any claim at any time prior to settlement or final determination thereof. Any such defense shall be prosecuted promptly and vigorously by the Indemnified Party. In the case of either (A) or (B), if the Indemnifying Party has not yet admitted its liability for a claim, the Indemnified Party shall send a written notice to the Indemnifying Party of any proposed settlement of any claim received by the Indemnified Party. The Indemnifying Party shall have an option for 30 days following receipt of such notice to (i) admit liability for the claim if it has not already done so and (ii) if liability has been admitted, reject, in its reasonable judgment, the proposed settlement. Failure to reject such settlement within such 30-day period shall be deemed an acceptance of such settlement. If the Indemnified Party settles any such claim over the objection of the Indemnifying Party, the Indemnified Party shall thereby waive any right to indemnity therefor, unless the Indemnifying Party has not prior to the time of settlement admitted liability for such claim.

                 (ii) In the event any Indemnified Party should have a claim for Losses against any Indemnifying Party hereunder that does not involve a Loss being asserted against or sought to be collected from it by a third party (for example, but without limitation, a Loss resulting from a breach of a representation, warranty or covenant), the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date the claim notice is given that it disputes such claim for Losses, the amount of such Losses shall be conclusively deemed a liability of the Indemnifying Party hereunder.

         11.3 Expenses. Each party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither party shall be entitled to any reimbursement for such expenses from the other party hereto; provided, however, that the reasonable expenses of Tanklage shall be paid by the Company. Without limiting the generality of the foregoing, ASF shall be liable for all sales, use, documentary, recording, stamp, transfer or similar taxes, assessments or fees arising from the transactions contemplated by this Agreement.

         11.4 Amendment of Letter Agreement. The letter agreement between Tanklage and LV Foods dated May 2, 1997 (the "Letter Agreement") is hereby amended in the manner set forth below, which amendment shall be effective upon the Closing. The LV Foods Owner shall cause LV Foods to execute an instrument acknowledging its agreement to such amendment at or prior to the Closing.

Except as expressly set forth below, the Letter Agreement is hereby ratified and confirmed by Tanklage and LV Foods in accordance with its terms.

                 (a) Paragraph 1 of the Letter Agreement is hereby deleted.

                 (b) Paragraph 5 of the Letter Agreement is hereby amended to read in its entirety as follows:

                 New counsel shall be selected for La Victoria. It is agreed that this new counsel will be Vinson & Elkins L.L.P. unless otherwise determined by LV Foods, and it acknowledged that the parties currently intend that Hill, Farrer & Burrill LLP will act as local counsel for La Victoria.

                 (c) Paragraph 12 of the Letter Agreement is hereby amended by adding a new sentence to the end of such paragraph, which new sentence shall read as follows:

                 Nothing in this Paragraph 12 or in Paragraph 11 of this Agreement shall limit the ability of LV Foods or any affiliate thereof (including Authentic Specialty Foods, Inc.) to take any actions it deems appropriate.

                                   ARTICLE 12
                                 MISCELLANEOUS

         12.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         12.2    No Third Party Beneficiaries.  Except as expressly provided in
Section 1.4(b) and except for any rights to indemnification for the benefit of the ASF Indemnitees and the Tanklage Indemnitees, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract.

         12.3 Waiver. Except as expressly provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. Except as expressly provided herein, no waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against whom it is sought to be enforced.

         12.4 Entire Agreement; Amendment. This Agreement and Exhibits hereto, each of which is deemed to be a part hereof, and any agreements, instruments or documents executed and delivered by the parties pursuant to this Agreement, constitute the entire agreement and understanding between the parties hereto, and it is understood and agreed that all previous undertakings, negotiations and agreements between the parties regarding the subject matter hereof are merged herein; provided, however, that except as expressly provided in Section 11.4 hereof, this Agreement does not modify or supersede the Letter Agreement. This Agreement may not be modified orally, but only by an agreement in writing signed by the parties hereto.

         12.5 Notices. Any and all notices or other communications required or permitted under this Agreement shall be given in writing and delivered in person or sent by United States certified or registered mail, postage prepaid, return receipt requested, or by overnight express mail, or by telex, facsimile or telecopy to the address of such party set forth below. Any such notice shall be effective upon receipt or three days after placed in the mail, whichever is earlier.

         If to Tanklage:

         Robert C. Tanklage
         260 S. Sixth Street
         City of Industry, California 91746
         Telecopy Number: (818) 968-7510

         with a copy to:

         Hill, Farrer & Burrill LLP
         Thirty-Fifth Floor--Union Bank Square
         445 South Figueroa Street
         Los Angeles, California 90071-1666
         Attention:       Michael J. DiBiase
         Telecopy Number:  (213) 624-4840

         If to ASF or any LV Foods Owner:

         c/o TSG2 L.P.
         250 Montgomery Street
         Suite 1100
         San Francisco, California  94104
         Attention:  Charles H. Esserman
         Telecopy Number:  (415) 421-5120
         with a copy to:

         Vinson & Elkins L.L.P.
         2300 First City Tower
         1001 Fannin
         Houston, Texas 77002
         Attention:  J. Mark Metts
         Telecopy Number:  (713) 758-2346

Any party may, by notice so delivered, change its address for notice purposes hereunder.

         12.6 No Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assigned or transferred in any way whatsoever by any party hereto except with prior written consent of the other parties, which consent such party shall be under no obligation to grant, and any assignment or attempted assignment without such consent shall have no force or effect with respect to any non-assigning party. Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of the parties hereto and their permitted successors and assigns. Any assignment made in violation of the foregoing provisions shall be void.

         12.7 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted. If any provision is inapplicable to any person or circumstance, it shall, nevertheless, remain applicable to all other persons and circumstances.

         12.8 Construction; Counterparts. Any section headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof. No provision of this Agreement will be interpreted in favor of, or against, any party by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. This Agreement shall be deemed the mutual form of the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement on the date first written above.

                               /s/ ROBERT C. TANKLAGE
                               ----------------------------------
                               Robert C. Tanklage

                               TSG2 L.P.

                               By: TSG2 Management, L.L.C., its general partner


                               By: /s/ CHARLES H. ESSERMAN
                                  ---------------------------------------------
                                  Charles H. Esserman
                                  Managing Member


                               TSG2 MANAGEMENT, L.L.C.


                               By: /s/ CHARLES H. ESSERMAN
                                  ---------------------------------------------
                                  Charles H. Esserman
                                  Managing Member

                               /s/ KEITH LIVELY
                               ------------------------------------------------
                               Keith Lively

                               AUTHENTIC SPECIALTY FOODS, INC.


                               By: /s/ KEITH LIVELY
                                  ---------------------------------------------
                                  Name: Keith Lively
                                       ----------------------------------------
                                  Title: Chairman of the Board
                                        ---------------------------------------

                                  SCHEDULE 2.1
                                       TO
                      CONTRIBUTION AND EXCHANGE AGREEMENT

                               REQUIRED CONSENTS


                 The consent of Union Bank of California, N.A. is required in connection with the Business Loan Agreement between the Company and said bank in order to pay the dividend provided for in Section 2.5.

                                  SCHEDULE 2.5
                                       TO
                      CONTRIBUTION AND EXCHANGE AGREEMENT

                          COMPANY FINANCIAL STATEMENTS

                                  SCHEDULE 3.3
                                       TO
                      CONTRIBUTION AND EXCHANGE AGREEMENT


OWNERSHIP OF ASF COMMON STOCK


                                                     Shares of ASF
               SHAREHOLDER                           Common Stock
               -----------                           -------------
 The Shansby Group                                    1,103,470
 TSG International                                      435,030
 Herman L. Graffunder                                    85,000
 Samuel E. Hillin, Jr.                                   51,000
 Kenneth J. Diekroeger                                   25,500
                                                      ---------
 Total                                                1,700,000
                                                      =========

WARRANT

         Simultaneously with the consummation of the Initial Public Offering, ASF will issue a five-year warrant to Shansby Partners, an affiliate of TSG2, to purchase 350,000 shares of ASF Common Stock for an exercise price (subject to adjustment) equal to the price to public in the Initial Public Offering.

1997 STOCK PLAN

         350,000 shares of ASF Common Stock are reserved for issuance pursuant to AS's 1997 Stock Plan, pursuant to which no options or other rights to acquire ASF Common Stock have yet been granted or issued.